Exhibit 99.1

Pope Resources Reduces Its Quarterly Distribution

POULSBO, Wash.--(BUSINESS WIRE)--February 4, 2009--Pope Resources (NASDAQ:POPE) announced today a quarterly distribution of 20 cents per unit, effective for unitholders of record on February 27, 2009 and payable on March 13, 2009. This represents a 50% reduction from the Partnership’s prior quarterly distribution of 40 cents per unit. “We are facing very difficult market conditions in all our operating units, and recognize the need to preserve cash in the face of these uncertain times,” said David L. Nunes, President and CEO. “The level of future quarterly distributions will be subject to an ongoing review of the overall economy and cash flow generated by operations.”

About Pope Resources

Pope Resources, a publicly traded limited partnership, and its subsidiaries Olympic Resource Management and Olympic Property Group, own or manage over 400,000 acres of timberland and development property in Washington and Oregon. In addition, we provide forestry consulting and timberland investment management services to third-party owners and managers of timberland in Washington, Oregon, and California. The company and its predecessor companies have owned and managed timberlands and development properties for more than 150 years. Additional information on the company can be found at www.poperesources.com. The contents of our website are not incorporated into this release or into our filings with the Securities and Exchange Commission.

CONTACT:
Pope Resources
Tom Ringo, VP & CFO, 360-697-6626
Fax: 360-697-1156